[LOGO]

                    Contacts:      Melissa Plaisance - Analysts (925) 467-3136
                                   Debra Lambert - Media (925) 467-3257
                                   Cherle Myers - Media (425) 455-8697

                SAFEWAY AND CARR-GOTTSTEIN FOODS CO. ANNOUNCE MERGER


Pleasanton, CA and Anchorage, AL -- August 6, 1998 -- Safeway Inc. (NYSE:
SWY) and Carr-Gottstein Foods Co. (NYSE:CGF) jointly announced today they have signed a definitive merger agreement in which Safeway would acquire all of the outstanding shares of Carr-Gottstein for $12.50 per share, or a total of approximately $110 million in a cash transaction. In addition, Carr Gottstein has approximately $220 million of debt. The acquisition will be accounted for as a purchase, and will be funded initially through the issuance of commercial paper. It is expected to be additive to earnings in the first year. The transaction was approved unanimously by the Carr-Gottstein board of directors. Green Equity Investors (an affiliate of Leonard Green & Associates), owner of approximately 35% of the outstanding shares, has agreed to vote its shares in favor of the transaction.

"The merger of these two fine companies will allow us to better serve our Alaska customers," said Steven A. Burd, president and chief executive officer of Safeway. "Our combined buying power and financial strength will enable us to provide greater value and improved store facilities for all our customers in Alaska."

"Carr's has a long tradition as a leading retailer in Alaska," said Bob Diens, president of the Seattle Division of Safeway. "We plan to sustain and enhance this tradition, and will combine the best of both chains. We will continue to support the combined operation through our Seattle Division. Our district manager in Alaska, Richard Near, will be named General Manager of our Alaskan operations."

"We want to remain local merchants and good neighbors," said Richard Near. "Our customers can expect to receive the best of what both companies have to offer. In addition, we fully intend to carry on the support of community organizations that Carr's and Safeway have demonstrated through the years, such as The Boys and Girls Clubs and the Special Olympics, just to name a few."

"This is an exciting day for our companies, associates and our valued customers," said Lawrence Hayward, President and CEO of Carr-Gottstein Foods Company. "After a long look at the best strategic options to ensure the long term success for our business, we have agreed to merge with Safeway, a recognized leader in our industry. Safeway has an established track record of successfully integrating operations to create value for customers and shareholders. Its recent acquisition of Vons in Southern California, is a great example. Safeway's strong financial position, buying power, and recognized private brands will enhance Carr's long-standing history of quality and excellence in Alaska. This is a terrific combination for our great state."

Completion of the merger is subject to approval of a majority of Carr-Gottstein's outstanding shares, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and the receipt of applicable consents. Safeway and Carr's plan to complete the transaction by early 1999.

Carr Gottstein Foods is Alaska's largest retailer, operating 49 stores in Anchorage, Fairbanks, Juneau, Ketchikan, the Kenai Peninsula and other Alaska communities, as well as the state's largest food warehouse and distribution operation, and Alaska's largest freight company. Annual revenues in 1997 were $589 million.

Safeway Inc. is the second largest food and drug retailer in North America based on sales. The company operates 1,378 stores in the United States and Canada.

                                        -o0o-